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                                                                    EXHIBIT 99.1


WEDNESDAY NOVEMBER 12, 1997

ACCUSTAFF TO ACQUIRE BOSTON-BASED OFFICE SPECIALISTS, INC.

HIGHER-END BUSINESS SERVICES AND OUTSOURCING FIRM TO ADD REVENUES OF OVER $200 MILLION IN 1998

JACKSONVILLE, Fla.--(BUSINESS WIRE)--Nov. 12, 1997--AccuStaff Incorporated (NYSE:ASI-news), an international provider of business services, including
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consulting, outsourcing and strategic staffing, today announced that it has reached an agreement to acquire Boston-based Office Specialists, Inc. ("OSI"), a higher-end business services company which provides human resource outsourcing and strategic staffing. Total revenues for 1997 are estimated to be approximately $175 million, based upon unaudited financial information. OSI's revenues for 1998 are projected to be more than $200 million. AccuStaff will issue shares of its stock in exchange for 100% of OSI stock. It is anticipated that the transaction will close in December of this year. It will be accounted for as a pooling of interests, and is expected to be accretive to earnings. Other terms of the acquisition transaction were not disclosed.

Derek E. Dewan, Chairman, President and Chief Executive Officer of AccuStaff, said "OSI has offices in many of the larger, faster-growing markets in the U.S. Its market coverage fills in many of our geographic voids, particularly in New England. OSI is highly focused on providing high-quality business services to over 6,000 clients, many on an outsourced basis. This will be a tremendous boost to our service capability and delivery network."

OSI was founded in 1963 and has 53 offices in nine states and the District of Columbia. Larry Derito, president of OSI, will continue running that division after the acquisition is finalized. OSI provides highly skilled human resource services in the office automation, transaction processing and higher-end office support areas. These include desktop publishers, presentation specialists, desktop illustrators, word processing specialists, software spreadsheet specialists and database analysts. In addition, the company provides human resource outsourcing services through its fast growing "Strategix" division and technical services through its "Tech Specialists" group.

OSI helps set industry standards for quality with its "Service 1st" program which helps fit a specific customer need via a tailored search process using "A.I.M." (automated information management system) and "Qualifier" (computerized testing system). Branch offices maintain a computer learning lab consisting
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of advanced skill testing and training technology. Its technology-based reactivation program and its real-time "Friday payroll system" are unique, giving OSI a competitive advantage in recruiting -- particularly in today's tight labor market.

Derito said, "The combination of our companies offers us a tremendous opportunity for cross-selling in several additional markets, most notably, New England. We believe our combination with AccuStaff, with its multiple specialty services, will be well received by our clients and staff."

Dewan added, "We will continue our build-out of the U.S. markets in all of our specialties, and expect to expand our services capabilities in select markets abroad. We have the financial capacity to continue our active acquisition program as we seamlessly integrate acquired businesses. The pipeline remains full."

AccuStaff Incorporated is an international provider of business services, including consulting, outsourcing, and strategic staffing services, to leading businesses. Headquartered in Jacksonville, Florida, the Company has over 1,000 branch, franchise, and associated offices in 46 states, the District of Columbia, the United Kingdom, Continental Europe, and Latin America.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's reports on Forms 10-K, 10-Q and 8-K made under the Securities Exchange Act of 1934. For instance, the Company's results of operations may differ materially from those anticipated in the forward-looking statements due to, among other things: management's ability to effectively integrate the combined operations of Career Horizons, Inc. and the Company; the Company's ability to successfully identify suitable acquisition candidates, complete acquisitions or integrate the acquired business into its operations; the general level of economic activity in the Company's markets; increased price competition; and the continued availability of qualified temporary personnel -- particularly in the information technology and other professional segments of the Company's businesses. In addition, the market price of the company's stock may from time-to-time be significantly volatile as of a result of, among other things: the Company's operating results; the operating results of other temporary staffing companies; and changes in the performance of the stock market in general.

For additional information about the Company visit AccuStaff's web site: http://www.accustaff.com.
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